Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Entegris, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-105962) and on Form S-8 (Nos. 333-127599 and 333-53382) of Entegris, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2006 and December 31, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2006, the four-month period ended December 31, 2005 and the years ended August 27, 2005 and August 28, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Entegris, Inc.

Our report dated March 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Entegris, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s policies and procedures did not include adequate management review of various income tax calculations, reconciliations and related supporting documentation to ensure that the Company’s accounting for income taxes, including accounting for income taxes associated with acquisitions made by the Company, was in accordance with generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota

March 16, 2007